The American Funds Tax-Exempt Series II 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

August 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$54,838
Class B	$445
Class C	$3,549
Class F1	$4,327
Class F2	$3,623
Total	$66,782

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6418
Class B	$0.5222
Class C	$0.5145
Class F1	$0.6281
Class F2	$0.6715

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	86,690
Class B	692
Class C	6,993
Class F1	6,470
Class F2	2,756
Total	103,601

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.63
Class B	$16.63
Class C	$16.63
Class F1	$16.63
Class F2	$16.63